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Exhibit 99.1

News Releases
for City National Corporation (ticker symbol: CYN)

City National Corporation Announces Dividend Increase and New Share Repurchase Plan

LOS ANGELES—(BUSINESS WIRE)—Jan. 22, 2003—The board of directors of City National Corporation (NYSE:CYN) today announced a 5 percent increase in the company's quarterly common stock cash dividend to $0.205 per share for the fourth quarter of 2002, up from $0.195 per share previously paid.

This is the ninth consecutive year in which City National Corporation has increased its dividend.

The board also authorized a plan to repurchase 1 million shares of City National Corporation stock, following completion of the company's current buyback initiative. Under the current initiative, City National has repurchased 1,807,500 of 2 million shares authorized, leaving 192,500 shares available for repurchase.

Since 1995, City National Corporation has repurchased almost 9 million shares, including 1.4 million last year.

"Today's announcement is consistent with two important elements of City National's longstanding capital management program," said Chief Executive Officer Russell Goldsmith. "Building on a track record of consistent quality earnings growth, this program continues to enhance shareholder value."

Shares will be repurchased from time to time in open market transactions. City National Corporation expects to use them for employee stock options, possible future acquisitions and other general purposes. The corporation had 48,983,431 shares outstanding on December 31, 2002.

About City National

City National Corporation is a financial services company with $11.9 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business Bank®, City National provides banking, investment and trust services through 55 offices, including 11 full-service regional centers, in Southern California, the San Francisco Bay Area and New York City. The company has $19.5 billion in investment and trust assets under management or administration.

CONTACT:	City National Corporation Frank Pekny, 310/888-6700 (Financial/Investors) Frank.pekny@cnb.com Cary Walker, 213/833-4715 (Media) Cary.walker@cnb.com

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  Exhibit 99.1